Exhibit 1.2

CERTIFICATE OF INCORPORATION

OF

BUHRMANN US INC.

FIRST:  The name of the corporation (the “Corporation”) is Buhrmann US Inc.

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted are:

(a)                                  to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and

(b)                                 in general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share, amounting in the aggregate to Ten Dollars ($10.00).

FIFTH:  The name and mailing address of the incorporator is:

Karin Weiner
Winthrop, Stimson, Putnam & Roberts
Financial Centre
695 East Main Street, 3rd Floor
Stamford, Connecticut  06901

SIXTH:  The Board of Directors of the Corporation is expressly authorized to exercise all powers granted to directors by law except insofar as such powers are limited or denied herein or by the By-laws of the Corporation.  In furtherance of such powers, the Board of Directors of the Corporation shall have the right to make, alter or repeal the By-laws of the Corporation.

SEVENTH:  Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in any applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-laws of the Corporation.  Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

EIGHTH:  No director of the Corporation shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article EIGHTH shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. Neither the amendment nor the repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly, has hereunto set her hand this 28th day of September, 1999.

/s/ Karin E. Weiner
Karin E. Weiner
Sole Incorporator

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
BUHRMANN US INC.

FIRST:  That the Board of Directors of Buhrmann US Inc. organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), has duly and unanimously adopted the following resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable:

RESOLVED, that the Board of Directors has determined that it is advisable that the Certificate of Incorporation of Buhrmann US Inc. be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand shares of Common Stock, par value $1.000,000.00 per share, amounting in the aggregate to One Billion dollars ($1,000,000,000.00).”

SECOND:  In accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, the sole stockholder of the Corporation has approved adoption of the aforesaid resolution and amendment.

THIRD:  That the aforesaid amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By:
(Authorized Officer)

Name:	/s/ Heidi van der Kooij
(Type or Print)
Heidi van der Kooij